Exhibit 10.1

EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (as may be amended, the “Agreement”) is effective as of April 1, 2022 (the “Effective Date”), by and between SCHLUMBERGER LIMITED, a Curaçao company (the “Company”), and Ashok Belani, an individual residing in Houston, Texas (“Executive”).

1.Employment of Executive.  In consideration of the mutual covenants and agreements herein contained, including Executive’s execution of a release of claims as provided in as Exhibit A to this Agreement, the Company and Executive enter into an agreement retaining Executive’s services as described herein, securing Executive’s non-competition and non‑solicitation covenants, establishing certain incentive, tenure and performance criteria related to such employment, and otherwise fixing Executive’s benefits and compensation, all subject to the terms and conditions of this Agreement.

2.Term and Extent of Services.  The term will commence on the Effective Date and will continue until the close of business on March 31, 2024 (the “Term”).  During the Term, Executive will be employed by the Company and will have the title of Senior Strategic Advisor, reporting to the Company’s Chief Executive Officer, and shall be available to provide services as requested for 50% of his business time.  This Agreement does not constitute a guarantee of continued employment but instead provides for certain obligations of, and rights and benefits for, Executive during the Term and in the event his employment with the Company terminates under the circumstances described herein.  Effective as of the Effective Date, Executive hereby resigns from all positions, offices or directorships at the Company and its affiliates, other than the position of Advisor as contemplated above.  At the expiration of the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, effective as of such termination, Executive’s employment with the Company and all of its subsidiaries shall terminate.

Nothing herein will prohibit Executive, during the Term, from being engaged as a consultant or employee to organizations or businesses or to be appointed to their boards of directors, except those identified as Unauthorized Competitors (as defined in Section 5).  However, Executive additionally covenants that he will not accept employment with any oil and gas service company or any company that is a direct competitor of the existing portfolio of Schlumberger New Energy products without prior written approval of the CEO.

3.Employment and Payment and Benefits.

(a)

Base Salary.  During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will be entitled to payment of annual base salary of $900,000, paid subject to applicable withholding and in accordance with the Company’s standard payroll practices for employees.  The base salary amount shall be inclusive of any perquisite allowance, such that no additional amount will be paid to the Executive for any perquisite allowance.

(b)

Welfare Benefits.  During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive shall be eligible to participate in the Company’s group health, welfare and insurance plans (e.g., medical, dental, vision, life insurance, short- and long-term disability, etc.) (collectively, “Company Welfare Plans”) on a basis comparable to that of other United States employees of the Company and as such plans may be amended from time to time; provided, however, that if Executive accepts employment with another entity, or engages on a substantially full-time basis as a consultant with any other entity, then Executive will no longer be eligible to participate in, and shall cease participating in, all Company Welfare Plans, effective as of the date of such acceptance of employment or commencement of such consulting services, regardless whether this Agreement remains in effect after such date as permitted by the second paragraph of Section 4(d).  For the avoidance of doubt, the non-competition covenant contained in Section (5)(b)(i) is not the subject of this proviso, and nothing in this Section 3(b) shall be construed to vitiate Section (5)(b)(i) or any other provision of this Agreement relating to Unauthorized Competitors.  Following his retirement at the end of the Term, Executive will be eligible to elect coverage subject to the terms of the Company’s retiree medical plan as such plan may be amended from time to time.  Executive will not participate in any other Company Welfare Plans.

(c)

Pension and Profit Sharing.  During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will continue to accrue additional benefits under the Company’s qualified and non-qualified pension and profit-sharing plans.  Payments under the Company’s non-qualified pension and profit-sharing plans will be made in accordance with the terms of the relevant plan upon separation from service with the Company.

(d)	Incentive Plans.
(i)

Executive received a long-term incentive (“LTI”) grant in January 2022 (the “January 2022 LTI Grant”) which will vest, if at all, only on the basis provided for in the award agreements governing the January 2022 LTI Grant.  Following the award, Executive will not receive any other new grants of LTI awards.  During the Term, or if Executive’s employment is terminated sooner pursuant to Section 4, until such termination, Executive will continue to vest in the January 2022 LTI Grant and LTI awards previously granted to Executive under the Company’s stock incentive plans (each, a “Plan,” and collectively, the “Plans”) in accordance with, and subject to the terms of those Plans and any applicable agreements.

Executive will not receive any new grants of LTI awards during the Term.

(ii)

Except for termination of Executive’s employment for Cause pursuant to Section 4(c) (including, for the avoidance of doubt, termination due to breach of the covenant not to compete), the Compensation Committee has determined that Executive shall, pursuant to the terms of Executive’s stock option, RSU and PSU award agreements, be deemed to have terminated his employment with the Company at the end of the Term (or if Executive’s employment is terminated sooner pursuant to Section 4 (other than Section 4(c)), then upon such termination) due to “Retirement.” Accordingly, stock options previously issued to Executive and outstanding as of the Effective Date will continue to vest through Executive’s termination of employment and thereafter, subject to the terms of the applicable agreements. Such options will remain exercisable upon the earlier of five years after Executive’s termination of employment or upon the stock option expiration date (or, with respect to options granted after April 1, 2015, until the original option expiration date), subject to earlier termination pursuant to the terms of the applicable agreements. In addition, (1) PSUs previously issued to Executive and outstanding as of the Effective Date will continue to vest until Executive’s termination of employment and thereafter, subject to the terms and conditions of the applicable agreement, including the applicable performance conditions, with vesting based on actual results rather than at target without regard to actual results; (2) any PSUs and RSUs that have vested as of the end of the Term (or if Executive’s employment is terminated sooner pursuant to Section 4 (other than Section 4(c)), then upon such termination) will convert (to the extent not already converted) into common stock of the Company in accordance with, and subject to, the applicable agreements and Plan rules; and (3) RSUs previously issued to Executive and outstanding as of the Effective Date will continue to vest until Executive’s termination of employment and thereafter, subject to the terms and conditions of the applicable agreement.

(iii)

Company will pay Executive a cash incentive bonus, less lawful deductions, based on achievement of personal and financial performance targets for 2022, prorated based on the number of days that have elapsed in 2022 prior to the Effective Date.

(iv)

From and after the Effective Date, Executive will not be eligible to participate in, or receive any, annual incentive or bonus program or payout of any kind, other than as described in Section 3(d)(iii) above.

(e)

Vacation. As soon as administratively practicable following the Effective Date, the Company shall pay Executive a cash amount representing his accrued and unused vacation accumulated as of the date immediately prior to the Effective Date.  During the Term, Executive will not be eligible to accrue vacation pay.

(f)

Expense Reimbursement.  The Company shall reimburse Executive for actual and reasonable business expenses incurred in the normal course of performing his duties hereunder, following delivery of supporting documentation therefor.  Executive shall submit all invoices for such incurred costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred.  The Company shall reimburse Executive for any undisputed costs within 30 days of receipt of such invoices and supporting documentation as requested.

(g)

No Other Compensation or Benefits.  Executive acknowledges and agrees that, except as expressly set forth in this Agreement, he will not be entitled to participate in any employee benefit plan or arrangement, or to receive any other compensation associated or in connection with his services during the Term.  The Company will not, by reason of this Section 3, be obligated to institute, maintain or refrain from changing, amending or discontinuing, any incentive compensation, employee benefit or stock incentive program or plan, so long as such actions are similarly applicable to covered employees generally.

4.Termination of Employment.  Executive’s employment with Employer will be considered “at will” and be terminated (i) upon Executive’s death; (ii) upon Executive’s Disability (as defined in Section 4(b)); (iii) for Cause (as defined in Section 4(c)); (iv) upon mutual agreement, as set forth in Section 4(d); or (v) upon Executive’s retirement (as described in Section 4(e)).  Should Executive’s employment terminate prior to the end of the Term, the following provisions of this Section 4 will govern the rights of Executive under this Agreement:

(a)

Termination Due to Death. In the event Executive’s employment terminates during the Term as a result of Executive’s death, Executive’s beneficiary or beneficiaries shall receive any base salary and benefits accrued but unpaid as of his death, plus any amounts payable on account of Executive’s death, pursuant to any other plan or program of the Company.

(b)

Termination Due to Disability.  Executive’s employment during the Term will terminate upon Executive’s Disability, which for purposes of this Agreement means that Executive is unable to perform the normal duties of his job due to an illness or injury (as determined pursuant to the terms of the Company’s long-term disability plan covering Executives), Executive shall receive any base salary and benefits accrued but unpaid as of the date of his termination due to Disability, plus any amounts payable on account of Executive’s Disability, pursuant to any other plan or program of the Company.

(c)

Termination by the Company for Cause. In the event the Company terminates Executive’s employment during the Term for Cause, as defined below, he shall, subject to Section 5(d), be entitled to any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company.  “Cause” means Executive’s dishonesty relating to his employment with the Company, conviction of a felony, willful or negligent unauthorized disclosure of Confidential Information of the Company, or breach of any of Executive’s obligations and restrictive covenants set forth in Section 5.

(d)

Voluntary Termination and Termination Due to Mutual Agreement. Upon 15 days’ prior written notice to the Company (unless otherwise waived by the Company in writing), Executive may voluntarily terminate his employment with the Company.  A voluntary termination pursuant to this Section 4(d) shall not include a termination under Section 4(a), 4(b) or 4(c) above, and shall not be deemed a breach of this Agreement by Executive except if Executive is otherwise in breach of Section 5(b).

(e)

In the event Executive voluntarily terminates his employment with the Company during the Term, and does not become employed by an Unauthorized Competitor or otherwise breach Section 5(b), or (2) becomes employed or otherwise engaged by any oil and gas service company or any company that is a direct competitor of the existing portfolio of Schlumberger New Energy products, for which employment the Executive has sought and received written pre-approval of the CEO prior to acceptance of employment, he shall be entitled to:

(i)subject to Sections 3(b) and 3(c), other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

(ii)exercise any stock options granted under a plan of the Company that vested during the Term (and prior to his termination date) as per the Plan rules.

(f)

Retirement at the End of the Term.  In the event the Executive remains employed until the end of the Term, the parties agree he shall retire as of such date.  Executive acknowledges and agrees that he shall not be entitled to any severance or termination indemnity payment of any kind other than as specifically provided above and under the terms of this Agreement.

5.	Confidentiality, Covenant Not to Compete and Other Restrictive Covenants.
(a)

Confidentiality.  Executive acknowledges that the Company has provided and will provide Executive with Confidential Information (as defined below).  Executive agrees that in return for this and other consideration provided under this Agreement he will not disclose or make available to any other person or entity, or use for his own personal gain, monetary or otherwise, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder.  For purposes of this Agreement, “Confidential Information” means any and all information, data and knowledge that have been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.  By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manual, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

(b)

Restrictive Covenants.  Executive acknowledges that the skills, processes and information developed at the Company are highly proprietary and global in nature and could be utilized directly and to the Company’s detriment (or the detriment of any of the Company’s affiliates or ventures) by several other businesses.  Accordingly, (1) in consideration for the Confidential Information previously provided by the Company to Executive, (2) as part of the consideration for the payment and benefits to be paid to Executive hereunder, (3) to protect the Confidential Information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company and (4) as an additional incentive for the Company to enter into this Agreement, Executive agrees to be bound by the following restrictive covenants:

(i)Covenant Not to Compete.

(A) During the Term and for a period of 12 months thereafter (the “Restricted Period”), Executive shall not accept employment with or otherwise render services, directly or indirectly, anywhere in the world, to any Unauthorized Competitor, whether as a director, officer, agent, employee, independent contractor or consultant, become a 10% or greater partner or owner of any Unauthorized Competitor, or take any action inconsistent with the fiduciary relationship of an employee to his employer.  In order to protect the Company’s goodwill and other legitimate business interests, provide greater flexibility to Executive in obtaining other employment and to provide both parties with greater certainty as to their obligations hereunder, the parties agree that Executive shall not be prohibited from accepting employment or otherwise rendering any services, anywhere in the world with any company or other enterprise except an Unauthorized Competitor.

For purposes of this Agreement, “Unauthorized Competitor” means the following entities:

•Halliburton Company;

•Baker Hughes Company;

•Weatherford International Limited plc;

•Aker Solutions ASA;

•TechnipFMC plc;

•National Oilwell Varco, Inc.;

•National Energy Services Reunited Corp;

•any entity engaged in seismic data acquisition, processing, reservoir geosciences, or existing, proprietary related digital services to the oil and natural gas industry; and

•any other oilfield equipment and services company

and includes any and all of their parents, subsidiaries, affiliates, joint ventures or divisions, as of the date of this Agreement as well as any of their successors or assigns.

(B)In the event that, during the Restricted Period, Executive becomes engaged or employed (in any form described above in Section 2) by an organization or business that is neither an Unauthorized Competitor nor a company otherwise requiring preapproval by the Company’s CEO as contemplated herein, Executive shall give the Company advance notice of his accepting employment in any capacity.  Notice of any subsequent employment shall be in writing and must be received by the Vice President, Human Resources of the Company, at 5599 San Felipe, Houston, TX  77056 on behalf of the Company at least fifteen (15) calendar days before the proposed starting date of the employment.  Such notice shall comply in all other respects with the requirements set forth in Section 7 below.  The request must include the full name and address of the organization with which Executive is seeking employment, the department or area in which Executive proposes to work, the position or job title to be held by Executive, and a sufficient description of the duties Executive expects to perform for such employer for the Company to understand the scope of the employment.

(C)In the event the organization of business in which Executive is involved (in any form described above) becomes an Unauthorized Competitor during the Restricted Period, or is acquired during the Restricted Period by one of the Unauthorized Competitors, Executive shall provide written notice of the same immediately to the Vice President, Human Resources of the Company, as soon as the information is ready to be made public.

(ii)Nonsolicitation.  Executive further agrees that during the Restricted Period, he shall not at any time, directly or indirectly, induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures.

(iii)Nondisparagement.  Executive agrees that he shall not, directly or indirectly, whether in writing, orally or electronically, make any negative, derogatory or other comment that could reasonably be expected to be detrimental to the Company or any of its affiliates, their business or operations, or to any of its or their current employees, officers or directors.  Nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation, legal process.

(iv)Disclosure of Agreement.  Executive agrees to provide this Agreement to any prospective or actual employer of Executive, and the Company may in its discretion provide this Agreement directly to any such prospective or actual employer.

(v)Protected Disclosures.  Notwithstanding the foregoing, nothing in this Agreement, including the confidentiality provisions above, limits Executive’s ability to communicate with the Securities and Exchange Commission (or any other governmental agency) regarding any possible violations of law, to otherwise participate in any investigation or proceeding that may be conducted by a governmental agency (including providing documents or other information without notice to the Company), or to receive any award for information provided to a governmental agency.

(vi)Acknowledgement; Covenants Ancillary to Other Agreements.  Executive expressly recognizes that Executive was a high-level, executive employee who was provided with access to Confidential Information of the Company as part of Executive’s employment.  Executive acknowledges that the restrictive covenants contained in Section 5(b), for which he received consideration from the Company as provided in Section 3, are ancillary to otherwise enforceable provisions of this Agreement with respect to the protection of Confidential Information, and that the restrictive covenants contain limitations, as applicable, as to time, geographical area and scope of activity to be restrained that are reasonable, and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company, such as the Company’s need to protect its Confidential Information.

(vii)Return of Property.  Executive agrees that at the time of leaving the Company’s employ, if not sooner, he will: (A) deliver to the Company all (and will not keep in his possession, recreate or deliver to anyone else, any) Confidential

Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by Executive; and (B) return to a Company representative all computers and electronic storage devices including thumb drives, back-up devices, etc. that contain Company information.  To the extent that Executive owns electronic devices that contain company information (e.g. personal computers, phones or home computers), Executive agrees to allow access to such devices to Company IT personnel to remove the Company information.  To the extent Company-owned electronic devices contain Executive personal information, Executive and Company agree to cooperate in the removal or copying of the personal information to a separate device for Executive.  Executive agrees to sign an inventory of the devices returned and steps to taken to remove Company information from Executive’s personal computers and devices.

(viii)Survival.  Executive further acknowledges that if his employment terminates prior to the end of the Term pursuant to Section 4 of this Agreement, the restrictive covenant provisions of this Agreement will extend throughout the remainder of the Restricted Period.

(c)

Employment by Affiliates.  Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any affiliate.  For purposes of this Agreement, the term “affiliate” means (i) Schlumberger Limited, a Curaçao company, (ii) any entity in which the equity interests owned or controlled directly or indirectly by Schlumberger Limited represent 40% or more of the voting power of the issued and outstanding equity interest of such entity, and (iii) any other company controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)

Remedies.  Executive acknowledges that in the event of a breach by Executive of any of restrictive covenants contained in this Section 5, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction and permanent injunction, in addition to any other remedies that may be available by law.  In that connection, Executive acknowledges that in the event of any such breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.  Executive further agrees that in the event that (x) the Company determines that Executive has breached any term of this Section 5 or (y) all or any part of this Section 5 is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Executive and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may immediately stop payment or issuance of any future amounts, including shares of Company common stock under otherwise vested equity incentive awards, due pursuant to Section 3, and may in its sole discretion require that Executive repay to the Company, within five business days of receipt of written demand therefor, an amount equal to the payments or benefits received by Executive pursuant to Section 3.  The repayment required by the foregoing provision shall be net of any taxes withheld on the original payments to Executive.

6.Expenses.  The Company and Executive shall each be responsible for their own costs and expenses, including, without limitation, court costs and attorney’s fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

7.Notices.  For purposes of this Agreement, all notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested, postage prepaid, and (unless specified otherwise herein for communications to the CEO) addressed as follows:

If to the Company:	Schlumberger Limited
5599 San Felipe, 17th Floor
Houston, TX 77056
ATTENTION: Vice President, Human Resources

If to Executive:	Ashok Belani
[REDACTED]
[REDACTED]

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8.Applicable Law; Venue. The validity, interpretation, construction and performance of this Agreement will be governed exclusively by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such state.  Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas.  Each of Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

9.Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.Withholding of Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11.No Assignment; Successors.  Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation, or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than, as provided in Section 4(a), a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any entity into or with which the Company may merge or consolidate).

12.Effect of Prior Agreements.  This Agreement, together with Exhibit A attached hereto, contains the entire understanding between the parties hereto and supersedes any prior employment, non-competition or severance or other agreement between the Company or any predecessor of the Company and Executive.  Each party to this Agreement agrees that (a) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the subject matter hereof, and (b) such party has not relied upon any representation, warranty, covenant or agreement relating to the subject matter hereof.

13.Release of Claims.  In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive has executed a “Waiver and Release” in the form attached hereto as Exhibit A.  Executive acknowledges that he was presented the terms of this Agreement and the Waiver and Release on January 3, 2021 and was given at least 21 days to review.  The Company’s obligations under this Agreement are expressly conditioned on Executive’s execution and delivery of the Waiver and Release within the time period set forth therein, as well as Executive’s non-revocation of the Waiver and Release by the time provided therein.  Executive’s failure to timely execute and deliver such Waiver and Release, or Executive’s revocation of the Waiver and Release within the seven-day period provided in the Waiver and Release, will void the Company’s obligations hereunder.

14.Section 409A.  Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Section 3 would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

15.No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by fax copy or scan/email or other electronic transmission (e.g., PDF) shall be effective as delivery of a manually-executed counterpart of this Agreement.

17.Headings.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the dates set forth below their respective signatures, but effective as of the date and year first above written.

SCHLUMBERGER LIMITED

By:	/s/ Gavin Rennick
	Name:	Gavin Rennick
	Title:	Vice President, Human Resources
	Date:	February 21, 2022

EXECUTIVE

/s/ Ashok Belani
	Name:	Ashok Belani
	Date:	February 21, 2022

Exhibit A

SCHLUMBERGER LIMITED

WAIVER AND RELEASE

I.	Consideration.

Schlumberger Limited (the “Company”) has offered to pay or confer to me, as applicable, certain remuneration and benefits (collectively, the “Consideration”) pursuant to, and subject to the limitations set forth in, my Employment Agreement with Schlumberger Limited effective as of April 1, 2022 (the “Agreement”), which is in addition to any remuneration or benefits to which I am already entitled.

I have read this Waiver and Release and the Agreement (which, together, are referred to herein as the “Agreement Materials”) and the Agreement is incorporated herein by reference.  The payment and delivery, as applicable, of the Consideration is voluntary on the part of the Company and is not required by any legal obligation other than the Agreement.  I choose to accept this offer.

II.	Waiver

The Consideration was offered to me in exchange for my agreement, among other things, to waive all of my claims against and release the Company and its predecessors, successors and assigns, all of the affiliates (including parents and subsidiaries) of the and the Company’s and Affiliates’ directors and officers, employees and agents, employee benefit plans and the fiduciaries and agents of such plans (collectively, the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Agreement.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for the Consideration, I must sign and return this Waiver and Release by 5:00 p.m. on March 31, 2022 to: Gavin Rennick, Vice President, Human Resources, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, TX 77056.  I acknowledge that I have been given at least 21 days to consider whether to sign the Agreement and whether to execute this Waiver and Release.

In exchange for the payment and, as applicable, the delivery to me of the Consideration, which is in addition to any remuneration or benefits to which I am already entitled, I, among other things:

(1) agree never to institute, maintain or prosecute, or induce or assist in the instigation, commencement, maintenance or prosecution of any action, suit, proceeding or administrative charge in any forum regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and

(2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.

This Waiver and Release includes, but is not limited to, claims and causes of action under:

•	Title VII of the Civil Rights Act of 1964, as amended (“Title VII”);
•	the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”);
•	the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991;
•	the Americans with Disabilities Act of 1990 (“ADA”);
•	the Energy Reorganization Act, as amended, 42 U.S.C. § 5851;
•	the Workers Adjustment and Retraining Notification Act of 1988;
•	the Employee Retirement Income Security Act of 1974, as amended;
•	the Family and Medical Leave Act of 1993;
•	the Occupational Safety and Health Act (“OSHA”);
•	claims in connection with workers’ compensation; and/or
•	contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.

III.	Completeness and Validity of Agreement Materials

I expressly represent that no promise or agreement which is not expressed in the Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents.

I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

IV.	Limitation of Waiver

Notwithstanding the above, nothing in this Waiver and Release is intended to:

(i)release or affect in any way any board resolution or by-law of the Company or other agreement between me and the Company which may provide for indemnity and/or director and officer insurance coverage relating to any potential claim against me arising out of my role as an officer and employee of the Company,

(ii)release or affect in any way any claims arising under the Agreement;

(iii)prevent me from filing a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or

(iv)prevent me from filing any claims that are not permitted to be waived or released under applicable law.

V.	Forbearance of Suit

I further agree and covenant that I will not seek or accept any personal, equitable or monetary relief from the Corporate Group in any action, suit, proceeding or administrative charge filed on my behalf by any person, organization or other entity against the Corporate Group.

Notwithstanding the foregoing, I understand and the Company agrees, that nothing in the Agreement or this Waiver and Release prohibits me from reporting to any governmental authority information concerning possible violations of law or regulation, making other disclosures that are protected under the whistleblower provisions of federal law or regulation or receiving an award for information provided to any government agency (collectively the “Protected Disclosures”).  This Agreement and the Waiver and Release do not limit my right to receive an award for information provided to any governmental agencies.

VI.	Permitted Release of Confidential Information

Pursuant to the Defend Trade Secrets Act of 2016, I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any secret or Confidential Information that:

(i) is made:

(A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and

(B) solely for the purpose of reporting or investigating a suspected violation of law or

(ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

VII.	Non-admission of Wrongdoing; Employment Relationship

I acknowledge that payment and, as applicable, the delivery of the Consideration to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.

Except as provided in the Agreement Materials, I acknowledge that neither the Company nor any other member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that the Company and I contemplate an unequivocal, complete and final dissolution of my employment relationship following the Term (as defined in the Agreement) or if my employment is terminated sooner pursuant to Section 4 of the Agreement, upon such termination.  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or the Affiliates and I hereby waive any right to future employment by the Company or any other member of the Corporate Group.

VIII.	Non-Disparagement

Subject to the provisions above regarding Protected Disclosures, both the Company and I agree to refrain from any criticisms or disparaging comments about each other or in any way relating to my employment or separation and the Company and I specifically acknowledge that our willingness to enter into this Waiver and Release is in anticipation of our fidelity to this commitment.  The above is not intended to restrict me from seeking or engaging in other employment (subject to my noncompetition covenant contained in the Agreement) and, in that connection, from:

(i) disclosing to prospective employers the restrictive covenants in the Agreement to which I am bound (including as to non-competition, non-solicitation and non-disparagement) or

(ii) making confidential disclosure to potential employers of such facts or opinions as I may elect to convey, nor is it intended to restrict the Company from conducting such confidential internal communications as may be necessary to manage this resignation in a businesslike way.

IX.	Enforceability

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

X.	Completeness and Revocation

I acknowledge that this Waiver and Release and the other Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by the Vice President, Human Resources, of Schlumberger Limited – Houston, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to pay, or otherwise deliver to me, any part of the Consideration.  I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

XI.	Summary

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

/s/ Ashok Belani	/s/ Gavin Rennick
Ashok Belani	Gavin Rennick
Company Representative

February 21, 2022	February 21, 2022
Executive’s Signature Date:	Company Signature Date: